Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-117484-01 and 333-119441-01 on Form S-3 of our report dated March 30, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to economic and operational dependency on its parent) related to the statements of operations, stockholders’ equity and comprehensive income, and cash flows for the period inception (May 4, 2004) to December 31, 2004 of Accredited Mortgage Loan REIT Trust appearing in this Annual Report on Form 10-K of Accredited Mortgage Loan REIT Trust for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

July 31, 2007